UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 25, 2018 (June 22, 2018)

ALIGN TECHNOLOGY, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-32259	94-3267295
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2820 Orchard Parkway, San Jose, California 95134
(Address of Principal Executive Offices) (Zip Code)

(408) 470-1000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17  CFR §240.12b-2).  Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 22, 2018, the Compensation Committee of the Board of Directors of Align Technology, Inc. (the “Company”) granted a special one-time award of market-performance based restricted stock units (referred to herein as market stock units or “MSUs”) to Joseph M. Hogan, the Company’s president and chief executive officer. The MSUs were granted with the intent of retaining and incentivizing Mr. Hogan through the three-year performance period as well as further aligning CEO compensation with stockholder returns. In order for Mr. Hogan to fully vest and earn the maximum number of MSUs under the award, Align’s market capitalization would increase approximately 80%, or $18 billion (as measured from the 30-trading day average stock price as of May 31, 2018) and the Company’s total stockholder return relative to the S&P 500 would be greater than the 80th percentile.
The MSU award was granted under the Company’s 2005 Incentive Plan, as amended (the “Plan”) pursuant to a Market Stock Unit Agreement (the “MSU Agreement”), a copy of which is filed as Exhibit 10.1 hereto.
The MSU award covers a target number of 43,100 MSUs (“Target MSUs”). Depending on the performance of the Company over a three-year period beginning on June 1, 2018 (the “Performance Period”), Mr. Hogan may earn up to a maximum of 300% of the Target MSUs. The actual number of MSUs that will be eligible to vest (the “Eligible Market Stock Units”) will be determined based on level of achievement against the following two performance metrics, as specified in, and subject to the terms and conditions of, the MSU Agreement:

(1)
The first is a comparison of the Company’s total stockholder return (“TSR”) during the Performance Period relative to the total stockholder return of the companies in the S&P 500 Index (the “Index”) at the beginning of the Performance Period and who remain in the Index through the end of the Performance Period (the “Relative TSR”); and

(2)	The second is the Company’s stock price at the end of the Performance Period.

•	Interpolation is used for final payout calculation.

If the Company’s TSR during the Performance Period is negative, the maximum number of Eligible Market Stock Units will not be more than 100% of the Target MSUs.
The Eligible Market Stock Units will vest on the date the Plan’s administrator calculates and determines the number of Eligible Market Stock Units, subject to Mr. Hogan’s continued service with the Company through that date.

For purposes of calculating the TSRs of the Company and any company in the Index, the TSR will be based on the average adjusted closing price of the company’s common stock for the last 30 market trading days prior to commencement of the Performance Period (and the average adjusted closing price of the company’s common stock for the 30 market trading days ending on the last day of the Performance Period (the “Ending Price”). The Ending Price is also used for purposes of calculating the level of achievement against the second performance metric described above.
Treatment upon a Change in Control
If a Change in Control that occurs before the end of the Performance Period, for purposes of determining the number of Eligible Market Stock Units:

•
the Performance Period would end upon the closing of the Change in Control for purposes of calculating the level of achievement of the Relative TSR and the Company’s stock price at the end of the truncated Performance Period; and

•	the “End Price” for the Company will equal the per share amount paid to holders of the Company’s common stock in connection with the Change in Control.

Following the Change in Control, Mr. Hogan would be scheduled to vest in 100% of such Eligible Market Stock Units on June 1, 2021, subject to his continued service with the Company through that date, except that if Mr. Hogan’s employment with the Company is terminated in connection with the Change in Control, the vesting of the Eligible Market Stock Units would be subject to any vesting acceleration provisions in any agreement between Mr. Hogan and the Company that may then be in effect.
The foregoing description of the terms of the MSU Agreement does not purport to be complete and is qualified in its entirety by the provisions of the MSU Agreement filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Market Stock Unit Agreement between Align Technology, Inc. and Joseph Hogan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALIGN TECHNOLOGY, INC.

By:	/s/ Roger E. George
Roger E. George Sr. Vice President, Chief Legal and Regulatory Officer

Date: June 25, 2018

EXHIBIT INDEX

Exhibit No.	Description
10.1	Market Stock Unit Agreement between Align Technology, Inc. and Joseph Hogan